Exhibit 4

ASSIGNMENT AGREEMENT

KNOW ALL MEN BY THESE PRESENTS:

That David Janney (the "Assignor"), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby assign and transfer to the board of directors of Bonanza Goldfields Corporation (the "Assignees”), voting rights to 50% of Assignor’s Series A Preferred Stock, for a term that will expire in the event of default on any of the debt agreements wherein Assignor has committed personal collateral for the benefit of Bonanza Goldfields Corporation.

The Assignor covenants and agrees to, on behalf of and for the benefit of the Assignees, warrant and defend title to the voting rights associated with the Series A Preferred Stock hereby assigned to the Assignees, against all and every person and persons whomsoever. The Assignor warrants that it is the lawful holder in every respect of the Series A Preferred Stock and it is held free and clear of any and all liens, security agreements, encumbrances, claims, demands and charges of every kind and character whatsoever.

IN WITNESS WHEREOF, the Seller has executed this Assignment as of the 6th day of July 2011.

“Assignor”

______________________________

David Janney